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ADVOCATEN    NOTARISSEN    BELASTINGADVISEURS

The undersigned:

Martine Bijkerk, civil-law notary, practising at Amsterdam,

Declares that the attached document is an informal English translation of the deed of amendment to the articles of Association of IFCO Systems N.V., registered at

Amsterdam, in force as of the 11th day of February 2003.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably differences may occur in translation,

and if so the Dutch text will by law govern.

Signed at Amsterdam

On February 13, 2003

/s/ Martine Bijkerk

[Seal of the civil law notary in Amsterdam]

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ADVOCATEN    NOTARISSEN    BELASTINGADVISEURS

Informal Translation of the Articles of Association

of IFCO Systems N.V., established at Amsterdam,

in force as of February 11, 2003

Article 1. Definitions

1.1.	In these Articles of Association the following definitions apply:

a.	Ad Hoc Committee shall mean: the entities that were, immediately prior to the Effective Date, members of the Ad Hoc Committee as defined in the Restructuring Agreement;

b.	Affiliate shall mean: with respect to any Person, any other Person controlling, controlled by or under common control with such Person;

c.	Annual Accounts shall mean: the balance sheet, the profit and loss account and the explanatory notes to these accounts;

d.	Annual Meeting shall mean: the General Meeting with the purpose of considering and adopting the Annual Accounts, the annual report and any other documents required by law;

e.	Articles of Association shall mean: the articles of association of the Company;

f.	Board of Directors shall mean: the board of management of the Company;

g.	Company shall mean: IFCO Systems N.V., registered in Amsterdam;

h.	Consenting Noteholder (collectively, the Consenting Noteholders) shall mean: each of the holders of the Company’s Notes signatories to the Restructuring Agreement;

i.	Consolidation Date shall mean: the date, starting from the precise moment the Board of Directors has filed notice with the Dutch Trade Register where the Company is registered, stating that (i) Article 4A, Article 30 and Article 31 of these Articles of Association will enter into force and (ii) the Board of Directors has taken a resolution in which the manner the share consolidation will take place is described, provided, however, that the Effective Date has not yet occurred. For the avoidance of doubt this means that the Consolidation Date may only occur before the occurrence of the Effective Date.

j.	Distributable Reserves shall mean: that part of the Company’s shareholders’ equity which is in excess of the paid-up and called-up part of the capital, increased by the reserves which are required by law and by virtue of these Articles of Association;

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k.	Effective Date shall mean: the date, starting from the precise moment the Board of Directors has filed notice with the Dutch Trade Register where the Company is registered, stating that the Effective Date referred to in the Restructuring Agreement has occurred;

l.	Exercise Period shall mean: a period of thirty (30) days immediately following the Company’s Board of Director’s determination of the equity valuation of the Company as contemplated in the Restructuring Agreement;

m.	Exchange Warrants shall mean: the warrants issued by the Company to its shareholders upon a resolution to be taken by the Board of Directors of the Company;

n.	General Meeting shall mean: both the body formed by shareholders and others with voting rights as well as the meeting of shareholders and others with voting rights;

o.	Group Company shall mean: a legal entity or a company which is a Subsidiary that is associated with the Company in a group;

p.	Management Business Plan shall mean: the Company’s management business plan dated as of the nineteenth day of April two thousand two;

q.	Management Share Incentive Plan shall mean: the management share incentive plan to be adopted by the Company covering five percent (5%) of the total amount of the Company’s ordinary shares outstanding immediately following the completion of the Restructuring;

r.	Notes shall mean: the EUR 200,000,000 10.625% Senior Subordinated Notes due two thousand ten issued by the Company pursuant to the Indenture, dated the eighth day of March two thousand, as amended by the First Supplemental Indenture, dated the thirty-first day of May two thousand and by the Second Supplemental Indenture, dated the eighth day of September two thousand;

s.	Person shall mean: any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity;

t.	Restructuring shall mean: the financial restructuring of the Company and its Subsidiaries on the terms and subject to the conditions set forth in the Restructuring Agreement, with such modifications as mutually agreed to by the Company, the Consenting Noteholders, Schoeller Logistic Technologies Holding GmbH and Schoeller Logistic Systems GmbH;

u.	Restructuring Agreement shall mean: the agreement by and among IFCO Systems N.V., Schoeller Logistic Technologies Holding GmbH,

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Schoeller Logistic Systems GmbH and each of the Consenting Noteholders thereto, dated as of the eighteenth day of September two thousand two. The text of the Restructuring Agreement is attached to this deed and will be attached to the certified copy of this deed which will be deposited with the Trade Register where the Company is registered;

v.	Subsidiary shall mean:

1.	a legal entity in which the Company or one or more of its Subsidiaries, whether or not pursuant to an agreement with other persons entitled to vote, can jointly or by itself exercise more than half of the voting rights at the general meeting;

2.	a legal entity, of which the Company or one or more of its Subsidiaries are a member or shareholder and, whether or not pursuant to an agreement with other persons entitled to vote, can jointly or by itself appoint or remove from office more than half of the number of members of the board of management, even if all the persons entitled to vote cast their votes;

3.	a company acting under its own name in which the Company or one or more of its Subsidiaries, as partner is or are fully liable for the debts towards creditors.

Article 2. Name and seat

2.1.	The name of the Company is: IFCO Systems N.V.

2.2.	The registered seat of the Company is in Amsterdam.

2.3.	The Company may have branch offices and branch establishments elsewhere, both at home and abroad.

Article 3. Objects

3.1.	The object of the Company is to participate in and to manage, control and finance other enterprises, to provide security for debts of subsidiaries and group companies of the Company and of third parties, to enter into agreements concerning the indemnification of its managing directors and to undertake all that which is connected to the foregoing or in furtherance thereof, all in the widest sense of the words.

Article 4. Capital and shares upon and as of the precise moment this deed is executed

4.1.	This Article 4 is in force upon and as of the precise moment this deed is executed and will be replaced by (i) Article 4A upon and as of the Consolidation Date or (ii) Article 4C upon and as of the Effective Date, in case the Consolidation Date has not occurred.

4.2.	The authorized capital amounts to two million euro (EUR 2,000,000.-).

4.3.	The authorized capitaI is divided into two hundred million (200,000,000)

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shares, consisting of one hundred million (100,000,000) ordinary shares, each with a nominal value of one eurocent (EUR 0.01) and one hundred million (100,000,000) preference shares, each with a nominal value of one eurocent (EUR 0.01).

Where these Articles of Association refer to shares and shareholders, these shall be understood to refer to the aforementioned classes and holders thereof, unless the contrary is indicated.

Article 4A. Capital and shares upon and as of the Consolidation Date

4A.1.	This Article 4A will be in force upon and as of the Consolidation Date and will be replaced by Article 4B upon and as of the Effective Date.

4A.2.	The authorized capital amounts to two million euro (EUR 2,000,000.-).

4A.3.	The authorized capital is divided into twenty million (20,000,000) shares consisting of ten million (10,000,000) ordinary shares each with a nominal value of ten eurocent (EUR 0.10) and ten million (10,000,000) preference shares, each with a nominal value of ten eurocent (EUR 0.10).

Where these Articles of Association refer to shares and shareholders, these shall be understood to refer to the aforementioned classes and holders thereof, unless the contrary is indicated.

Article 4B. Capital and shares upon and as of the Effective Date, provided that the Consolidation Date has occurred

4B.1.	This Article 4B will be in force upon and as of the Effective Date, provided that the Consolidation Date has occurred.

4B.2.	The authorized capital amounts to fourteen million euro (EUR 14,000,000.-).

4B.3.	The authorized capital is divided into one hundred forty million (140,000,000) shares consisting of seventy million (70,000,000) ordinary shares, each with a nominal value of ten eurocent (EUR 0.10) and seventy million (70,000,000) preference shares, each with a nominal value of ten eurocent (EUR 0.10).

Where these Articles of Association refer to shares and shareholders, these shall be understood to refer to the aforementioned classes and holders thereof, unless the contrary is indicated.

Article 4C. Capital and shares upon and as of the Effective Date, provided that the Consolidation Date has not occurred

4C.1.	This Article 4C will be in force upon and as of the Effective Date, provided that the Consolidation Date has not occurred.

4C.2.	The authorized capital amounts to fourteen million euro (EUR 14,000,000.-).

4C.3.	The authorized capital is divided into one billion four hundred million (1,400,000,000) shares consisting of seven hundred million (700,000,000) ordinary shares, each with a nominal value of one eurocent (EUR 0.01) and

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seven hundred million (700,000,000) preference shares, each with a nominal value of one eurocent (EUR 0. 01). Where these Articles of Association refer to shares and shareholders, these shall be understood to refer to the aforementioned classes and holders thereof, unless the contrary is indicated.

Article 5. Registered shares and bearer shares

5.1.	Preference shares are registered shares and are numbered consecutively from P1 onwards. Share certificates of preference shares shall not be issued.

Ordinary shares shall be either in bearer or registered form, as specified in the following paragraphs. Ordinary registered shares are numbered consecutively from 1 onwards.

5.2.	If a share belongs to more than one person, the collectively entitled parties may only have themselves represented vis-à-vis the Company by one person.

5.3.	The expression “shareholder”, as used in these Articles of Association, shall, if the ownership of a share is vested in more than one person, mean the joint holders of such share, without prejudice, however, to the provisions of paragraph 2 of this Article.

5.4.	Registered shares shall be available:

-	in the form of an entry in the shareholders register without issue of a share certificate; shares of this type are referred to in these Articles of Association as type I registered shares;

-	or – should the Board of Directors so decide – in the form of an entry in the shareholders register with issue of a certificate, which certificate shall consist of a main part without dividend coupon; shares of this type and share certificates relating thereto are referred to in these Articles of Association as type II registered shares and type II share certificates.

5.5.	Type II share certificates shall be available in such denominations as the Board of Directors shall determine.

5.6.	All share certificates of registered shares and bearer shares shall be signed in accordance with these provisions of Articles of Association;

the signatures may be effected by printed facsimile.

Furthermore, type II share certificates shall, and all other share certificates may, be countersigned by one or more persons designated by the Board of Directors for that purpose.

5.7.	All share certificates shall be identified by numbers and/or letters.

5.8.	The Board of Directors may determine that for the trade at foreign stock

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exchanges share certificates shall be issued complying with the requirements set by said foreign stock exchange(s) and not provided with any dividend sheet.

5.9.	The Company may decide that ordinary registered shares held by a shareholder are converted into ordinary bearer shares.

Each shareholder may elect to have his ordinary registered shares converted into ordinary bearer shares, on conditions to be determined by the Board of Directors.

Ordinary bearer shares may not be converted into ordinary registered shares.

5.10.	The expression “share certificate” as used in these Articles of Association shall include a share certificate in respect of more than one share.

Article 6. Duplicates

6.1.	Upon written request from a shareholder, missing or damaged share certificates, or parts thereof, may be replaced by new certificates or by duplicates bearing the same numbers and/or letters, provided the applicant proves his title and, in so far as applicable, his loss to the satisfaction of the Board of Directors, and further subject to such conditions as the Board of Directors may deem fit.

6.2.	In appropriate cases, at its own discretion, the Board of Directors may stipulate that the identifying numbers and/or letters of missing documents be published three times, at intervals of at least one month, in at least three newspapers to be indicated by the Board of Directors announcing the application made;

in such a case new certificates or duplicates may not be issued until six months have expired since the last publication, always provided that the original documents have not been produced to the Board of Directors before that time.

6.3.	The issue of new certificates or duplicates shall render the original document invalid.

Article 7. Shareholders register

7.1.	Notwithstanding the provisions of the law in respect of registered shares, a register shall be kept by or on behalf of the Company, which register shall be regularly updated and, at the discretion of the Board of Directors, may, in whole or in part, be kept in more than one copy and at more than one place. If the listing of the shares of the Company on a stock exchange or a regulated over the counter market in a country or countries other than the Netherlands so requires, part or parts of the share register may be kept in such country or countries.

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7.2.	The name and address of each holder of registered shares, the number and type of shares registered in his name, the date on which registered shares were acquired, the date of acknowledgement and/or service upon the Company of the instrument of transfer, the amount paid on the shares and such further data as the Board of Directors shall deem desirable, whether at the request of a shareholder or not, shall be entered in the shareholders register.

The names and addresses of persons who have a right of usufruct or pledge in respect of registered shares, the date on which they acquired such a right, the date of acknowledgement or service upon the Company of the instrument by which the right of usufruct or pledge was vested or transferred, as well as the other data required by law, shall also be entered in the shareholders register.

7.3.	The form and the contents of the shareholders register shall be determined by the Board of Directors with due regard to the provisions of paragraphs 1 and 2 of this Article.

The Board of Directors may determine that the records shall vary as to their form and contents according to whether they relate to type I registered shares or to type II registered shares.

7.4.	Upon request a shareholder shall be given free of charge a declaration of what is stated in the shareholders register with regard to the shares registered in his name, which declaration may be signed by one of the specially authorized persons to be appointed by the Board of Directors for this purpose.

7.5.	The provisions of the last four paragraphs shall equally apply to rights of usufruct or pledge on one or more registered shares, with the proviso that the other data required by law must be entered in the register.

Article 8. Exchange of type I and type II registered shares

8.1.	Subject to the provisions of Article 5, the holder of type I registered shares may, upon his request and at his option, have one or more type II registered shares entered in the shareholders register for the same nominal amount and have issued to him one or more type II shares certificates, with simultaneous deletion of the registration in his name in the shareholders register of such number of type I shares.

8.2.	Subject to the provisions of Article 5, the holder of type II registered shares registered in his name may, after lodging the type II share certificates with the Company, upon his request and at his option, have one or more type I registered shares entered in the shareholders register for the same nominal amount, with simultaneous deletion of the registration in his name in the

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shareholders register of such number of type II shares.

A shareholder who requests that type I registered shares are registered in his name may require that such shares are also registered in his name in a register held outside of the Netherlands as provided in Article 7 paragraph 1.

8.3.	The holder of one or more share certificates may, after lodging the share certificates with the Company, upon his request and at his option have issued to him one or more share certificates, of the same type, and in total for the same nominal amount, each for as many shares as he requests, subject however to the provisions of Article 5, paragraph 5.

8.4.	A request as mentioned in this Article shall, if the Board of Directors so requires, be made on a form obtainable from the Company free of charge, which shall be signed by the applicant.

Article 9. Transfer of registered shares

9.1.	If shares or depositary receipts issued for shares in the capital of the Company:

a.	are admitted to the official listing on a regulated securities exchange referred to in article 1, subparagraph e of the Securities Markets Supervision Act 1995 (Wet toezicht effectenverkeer 1995), which is subject to supervision by the government or by a public recognised authority or organization, or

b.	may reasonably be expected at the time of the legal act to be shortly admitted to a regulated securities exchange as mentioned previously under subsection (a),

the transfer of a registered share shall be effected by a written instrument of transfer followed by either service upon the Company of the instrument of transfer or by written acknowledgement of the transfer by the Company, with due regard to the provisions of paragraphs 2 and 3 of this Article.

9.2.	Where a transfer of a type II registered share is effected by service in writing of an instrument of transfer on the Company, the Company shall, at the discretion of the Board of Directors, either endorse the transfer on the share certificate or cancel the share certificate and issue to the transferee one or more new share certificates registered in his name to the same nominal amount.

9.3.	The Company’s written acknowledgement of a transfer of a type II registered share shall, at the discretion of the Board of Directors, be effected either by endorsement of the transfer on the share certificates or by the issue to the transferee of one or more new share certificates registered in his name to the same nominal amount.

9.4.	In other events than as described in this Article 9 paragraph 1, the transfer

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of a registered share shall be effected by a deed executed before a civil law notary officiating in the Netherlands, to which all persons involved are party. The transfer of a registered share, in accordance with the provisions of this paragraph shall, by operation of Dutch law, have effect against the Company.

Save in the event that the Company itself is party to the legal transaction, the rights accruing to the share may not be exercised before the Company has acknowledged this legal transaction or before the deed of transfer is served upon it in accordance with Dutch law.

9.5.	The provisions of the foregoing paragraphs of this Article shall equally apply to the allotment of registered shares in the event of a judicial partition of any community of property or interests, the transfer of a registered share as a consequence of a judgment execution and the creation of limited rights in rem on a registered share.

9.6.	The submission of requests and lodging of documents referred to in Articles 5 to 9 inclusive shall be made at an address to be indicated by the Board of Directors.

Different addresses may be indicated for the different classes and types of shares and share certificates among which in any case an address in Amsterdam.

9.7.	The Company is authorized to charge amounts to be determined by the Board of Directors not exceeding cost price to those persons who request any services to be carried out by virtue of Articles 5, 6, 8 and 9, provided that a number of shares, which number shall be determined by the Board of Directors, will be combined without cost in one share certificate, which share certificate at request of the shareholder may again without cost, be divided in simple share certificates or in share certificates which represent a different number of shares, which number shall be determined by the Board of Directors.

Article 10. Issue of shares

10.1.	The General Meeting or the Board of Directors, if designated thereto by the General Meeting or by the Articles of Association, shall resolve on further issues of shares; if the Board of Directors has been designated thereto, the General Meeting may not, as long as such designation is valid, resolve on further issues.
10.2.	The General Meeting or, if the Board of Directors is designated to resolve on further issues of shares, the Board of Directors shall determine the price and further conditions of issue, with due observance of the other relevant provisions in these Articles of Association.

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10.3.	If the Board of Directors is designated as authorized to resolve on the further issue of shares, it shall be determined by the General Meeting or by the Articles of Association when such designation is made, how many and what class of shares may be issued, with due observance of the other relevant provisions in these Articles of Association.

When such designation is made, the duration of the designation, which shall not exceed five years, shall also be stipulated.

The designation may be renewed each time for a period of no more than five years.

Unless otherwise stipulated when the designation is made, said designation cannot be withdrawn.

10.4.	If a resolution of the General Meeting pertaining to an issue or to the designation of the Board of Directors, as referred to above, is to be valid, it shall require a prior or simultaneous positive resolution from each group of holders of shares of the same class whose rights are affected by the issue.

10.5.	Within eight days after a resolution of the General Meeting on an issue or on a designation of the Board of Directors as referred to above, the Board of Directors shall submit a full text thereof at the office of the Trade Register. The Board of Directors shall notify the office of the Trade Register of each issue of shares within eight days thereafter, stating the number and class thereof.

10.6.	The provisions in paragraphs 1 to 5, inclusive, of this Article shall apply accordingly to the granting of rights to subscribe for shares but shall not apply to the issue of shares to a person who is exercising a previously acquired right to subscribe for shares.

10.7.	Shares shall not be issued below par value, without prejudice to the provisions in article 80, paragraph 2 of Book 2 of the Dutch Civil Code. On the issue of an ordinary share, at least the nominal amount shall be paid up thereon, as well as, in the event the share is taken for a higher amount, the difference between such amounts.

10.8.	Upon the issue of preference shares it may be stipulated that a part of the nominal amount, not exceeding three-fourths of the nominal amount, must be paid up only if and when requested by the Company.

10.9.	Payment shall be made in cash insofar as another form of payment has not been agreed upon, without prejudice to the provisions in article 80b of Book 2 of the Dutch Civil Code.

Payment may only be made in foreign currency with the permission of the Company and, furthermore, with due observance of the provisions in article 80a paragraph 3 of Book 2 of the Dutch Civil Code.

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10.10.	The Board of Directors is authorized to effect legal transactions as referred to in article 94, paragraph 1 of Book 2 of the Dutch Civil Code without prior approval of the General Meeting.

Article 11. Pre-emptive right

11.1.	Unless these Articles of Association provide otherwise, each holder of ordinary shares shall have a pre-emptive right to ordinary shares to be issued in proportion to the aggregate nominal amount of each holder’s ordinary shares.

The aforementioned pre-emptive right is also applicable in case of ordinary shares to be issued against any payment other than in cash.

11.2.	There shall be no pre-emptive rights towards shares to be issued to employees of the Company or of a Group Company.

11.3.	With due observance of this Article 11, the General Meeting or, as the case may be, the Board of Directors shall resolve, when the resolution in respect of issue is passed, on the manner and time-frame within which the pre-emptive right may be exercised.

11.4.	The Board of Directors shall announce an issue with pre-emptive right and the time-frame within which such may be exercised in the manner as provided in Article 23.

11.5.	The pre-emptive rights may be exercised for a period of at least two weeks after the day of announcement.

11.6.	The pre-emptive right may be limited or excluded by resolution of the General Meeting.

In the proposal thereto, the reasons for the proposal and the choice of the intended price of issue shall be explained in writing.

The pre-emptive right may also be limited or excluded by the Board of Directors, if the Board of Directors has been designated by resolution of the General Meeting or by the Articles of Association for a specific period of no more than five years as authorized to limit or exclude the pre-emptive right; such designation is only possible if the Board of Directors has also been designated previously or simultaneously as referred to in Article 10, paragraph 1.

The designation may be renewed each time for a period not in excess of five years; the authority granted thereby may only be exercised with the issue of shares to which the Board of Directors has competently resolved.

Unless otherwise stipulated in the designation, it may not be withdrawn.

11.7.	A resolution of the General Meeting on the limitation or exclusion of the pre-emptive right or on the designation as referred to in the previous paragraph

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shall require a majority of at least two-thirds of the votes cast, if less than half the issued capital is present or represented at the meeting.

The Board of Directors shall deposit a full text of such resolution at the office of the Trade Register.

11.8.	In case rights to subscribe for ordinary shares are to be granted, holders of ordinary shares shall have a pre-emptive right;

the provisions stipulated above in this Article shall apply accordingly.

Shareholders shall not have a pre-emptive right on shares to be issued to a person exercising a previously acquired right to subscribe for shares.

Article 12. Acquisition of Company shares

12.1.	Upon any issue of shares the Company may not subscribe for shares in its own capital.

12.2.	The Company may only acquire pursuant to a proposal of the Board of Directors fully paid-up shares in its own capital for no consideration or under universal title or if:

a.	the Distributable Reserves are at least equal to the price of acquisition;

b.	the nominal amount of the shares in its capital to be acquired, already held or held in pledge by the Company or a Subsidiary does not exceed one-tenth of the issued capital;

c.	the authorization for such acquisition has been granted by the General Meeting.

Such authorization shall be valid for no more than eighteen months.

The General Meeting shall determine in its authorization the number of shares which may be acquired, the manner in which they may be acquired and the maximum and minimum to be observed in respect of the price of acquisition.

For the validity of such acquisition shall be decisive to the extent of the Company’s shareholders’ equity according to the last-adopted balance sheet, minus the price for the acquisition on the shares in the capital of the Company and distributions from profits or reserves to others, which the Company and its Subsidiaries became indebted for after the date of the balance sheet.

If a financial year has expired for a period in excess of six months without the Annual Accounts having been adopted, then acquisition other than under universal title in accordance with this paragraph 2 shall not be allowed.

The authorization referred to here shall not be required, insofar as the Company acquires own shares, listed on an official price list of a stock exchange, in order to transfer such by virtue of an arrangement applicable to employees of the Company or of a Group Company to such employees.

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12.3.	Neither the Company nor any of its Subsidiaries may extend loans, give security, grant a price guarantee, guarantee in any other way or, severally or in any other way, bind itself in addition to or for other persons with a view to subscribing for or acquiring shares in the Company.

This prohibition shall, however, not apply in the event mentioned in article 98c paragraph 2 of Book 2 of the Dutch Civil Code.

12.4.	Alienation of shares held by the Company in its own capital shall only be effected pursuant to a resolution of the Board of Directors.

With the resolution in respect of alienation, the conditions of such alienation shall also be determined.

12.5.	No votes can be cast at a General Meeting on a share owned by the Company or a Subsidiary thereof.

Usufructuaries and pledgees of shares which are owned by the Company and its Subsidiaries, are not, however, excluded from exercising their voting right if the right of usufruct or the right of pledge was created before the share was held by the Company or a Subsidiary.

The Company or a Subsidiary cannot cast votes on a share in respect of which it has a right of usufruct or a right of pledge.

12.6.	In determining to which extent shareholders cast votes, are present or represented, or to which extent the share capital is supplied or is represented, shares in respect of which the law provides that no votes may be cast shall not be taken into account.

12.7.	A Subsidiary may not for its own account subscribe for shares in the capital of the Company, nor have such done.

The acquisition of such shares may only be effected directly or indirectly by Subsidiaries for their own account under specific title insofar as the Company may, pursuant to the provisions laid down in the preceding paragraphs of this Article, acquire shares in its own capital.

A Subsidiary may not,

a.	after it has become a Subsidiary; or
b.	after the company of which it is a Subsidiary has been converted into a company with limited liability (“naamlozevennootschap”); or
c.	after it has as a Subsidiary acquired shares in the capital of the Company for no consideration or under universal title,

for a period in excess of three years hold or cause to be held for its own account shares in excess of one-tenth of the issued capital together with the Company and its other Subsidiaries.

Article 13. Capital reduction

13.1.	The General Meeting may, at the proposal of the Board of Directors, resolve

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on reduction of the issued capital by canceling shares or by reducing the nominal amount of shares by means of an amendment of the Articles of Association.

In this resolution, the shares to which the resolution pertains shall be indicated and the execution of the resolution shall be laid down.

13.2.	A resolution to cancel shares can relate only to shares which are held by the Company or to all issued and outstanding preference shares.

13.3.	Reduction of the nominal amount of shares without repayment of capital and without release from the obligation to pay up shall be effected in proportion to all the shares of one and the same class.

13.4.	Partial repayment of capital on shares or release from the obligation to pay up shall only be possible in proportion to all the shares or to all the preference shares exclusively.

13.5.	The pro-rata requirements mentioned in paragraphs 3 and 4 of this Article may be deviated from with the approval of all the shareholders concerned.

13.6.	A resolution in respect of capital reduction shall require a majority of at least two-thirds of the votes cast, if less than half the issued capital is represented at the meeting.

13.7.	The convocation of a meeting in which a resolution is to be passed as referred to in this Article shall state the purpose of the capital reduction and the manner of execution.

13.8.	The Company is obliged to publish the resolutions referred to in this Article in conformity with the provisions of the law.

13.9.	A resolution to reduce the issued capital shall not come into force as long as creditors of the Company may oppose the same in conformity with the relevant provisions of the law.

Article 14. Right of usufruct, right of pledge

14.1.	A right of usufruct or pledge may be created on a share.

In that event, the voting right shall accrue to the shareholder or the usufructuary or the pledgee, if this has been provided for at the time of creation of the right of usufruct or pledge.

14.2.	The shareholder who has no voting right and the usufructuary or pledgee who does have a voting right shall have the rights granted by law to holders of depositary receipts for shares issued with the cooperation of a company.

14.3.	The rights referred to in paragraph 2 do not accrue to the usufructuary or pledgee who has no voting rights.

14.4.	A right of pledge on registered shares referred to in Article 9 paragraph 1 may also be created without acknowledgement by or notification to the Company.

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In that event article 239 of Book 3 of the Dutch Civil Code shall apply accordingly, in which case acknowledgement by or notification of the Company shall replace the notification referred to in paragraph 3 of that article.

Article 15. Board of Directors until the Effective Date

15.1.	This Article 15 is in force until the Effective Date and will be replaced by Article 15A upon and as of the Effective Date.

15.2.	The Company shall be managed by a Board of Directors, consisting of one or more Directors “A”, one or more Directors “B” and one (1) Director “C”.

The number of Directors shall be determined by the General Meeting, with the understanding that there shall be at least one (1) Director “A”, one (1) Director “B” and one (1) Director “C”.

The field of activity (werkkring) of the Directors “A” regards in particular the day-to-day management of the Company and its enterprise.

The field of activity (werkkring) of the Directors “B” and the Director “C” regards in particular the general course of affairs of the Company and its enterprise.

Only natural persons may be a Director.

In case of a vacancy of one or more Directors, the Directors in office constitute a competent Board of Directors.

15.3.	Directors shall be appointed by the General Meeting.

The Director “C” shall be appointed by the General Meeting on a binding nomination of at least two (2) persons for each vacancy by the Consenting Noteholders. A binding nomination is drawn up within four (4) weeks from the day on which the Board of Directors has invited the Consenting Noteholders to do so.

The General Meeting may deprive the binding character of the nomination by resolution taken with a majority of two-thirds of the votes cast representing more than half of the issued capital.

If the binding character of the nomination is deprived by the General Meeting, the resolution to appoint a Director “C” can only be taken by the General Meeting with a majority of at least two-thirds of the votes cast representing more than half of the issued capital.

15.4.	The General Meeting may suspend and dismiss the Directors, subject to the due observance of the other relevant provisions in these Articles of Association.

A resolution to suspend or dismiss the Director “C”, otherwise than on a proposal of the Consenting Noteholders, can only be taken by the General Meeting with a majority of at least two-thirds of the votes cast representing more than half of the issued capital.

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15.5.	A suspension shall not last for more than three (3) months, even after having been extended.

If no decision has been reached after that time on the lifting of the suspension or the removal from office, the suspension shall cease to exist.

15.6.	The General Meeting shall determine the remuneration and other conditions of employment of the Directors.

15.7.	A Director may give a power-of-attorney to one of the other Directors by means of a signed document, sent by post or by fax, to represent him at the Board of Directors’ meetings and to vote in his place. However, a Director is not allowed to cast more than two proxy votes.

15.8.	The Board of Directors appoints a chairman (the “Chairman”) from among its members.

15.9.	The Board of Directors shall meet whenever a Director shall so require.

A written notice of a meeting of the Board of Directors has to be sent to the Directors at least two (2) business days in advance.

The Board of Directors shall pass resolutions by an absolute majority of votes cast, unless these Articles of Association provide otherwise.

Blank votes shall be considered null and void.

Each Director may cast one (1) vote, with the understanding that the Director “C” shall be deemed to have an equal number of votes as the other voting Directors have jointly in the event such Director “C” casts an adversary vote in respect of intended resolutions of the Board of Directors concerning the following matters:

a.	taking any material corporate actions, including, for the avoidance of doubt and as far as applicable: (i) appointing and/or removing any members of the boards of directors of any Group Company or any key employees who would be entitled to participate in the Company’s Management Share Incentive Plan, or (ii) setting or changing the compensation of members of any board of directors of any Group Company and amending any other terms and conditions of their employment, including setting and changing the terms of any incentive plan, employment agreement, consulting agreement with, or any resolution relating to employment or compensation matters with respect to the members of any board of directors of any Group Company and/or other key employees who would be entitled to participate in the Company’s Management Share Incentive Plan;

b.	other than in the ordinary course of business, entering into any transactions involving consideration, either alone, or in a series of transactions, in excess of three hundred fifty thousand euro (EUR 350,000), including,

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as far as applicable: (i) granting consents for capital expenditure and drawing obligations, (ii) granting consents for the giving or taking of loans or drawings or other monetary obligations by any Group Company, (iii) giving any guarantees or taking any obligations to pay damages, (iv) any acquisition of any real property by the Company or any Group Company, (v) granting consents for the lease, sale, pledge, mortgage, encumbrance or transfer of any part of the property of any Group Company, or (vi) consent to the commencement, settlement, assignment, or release of any claim of or against any Group Company;

c.	issuing equity (or otherwise change its capital structure including issuing any new shares or warrants or options to acquire any new shares) or proposing to the General Meeting to increase the authorized share capital for any purpose other than to facilitate the Restructuring or to implement the Restructuring by means of the procedures agreed upon in the Restructuring Agreement;

d.	selling, surrendering or disposing of any material asset, contractual rights (whether contingent or otherwise) or licenses not in the ordinary course of business;

e.	(i) declaring or paying dividends or other distributions (including interim dividends), unless the General Meeting so requires, or (ii) formulating a change to the general policy with respect to declaration or payment of dividend, in each case unless the General Meeting so requires;

f.	proposing to the General Meeting the repurchasing, redeeming or retiring of any outstanding securities of the Company; or

g.	proposing any changes to the budgets of any Group Company adopted as of the date of the Restructuring Agreement, or undertaking any material changes to strategy in relation to any Group Company.

The absence of a resolution of the Board of Directors shall not affect the powers of the Board of Directors or of the Directors to represent the Company.

15.10.	The Board of Directors may decide to institute committees to which powers can be delegated by the Board of Directors by virtue of the regulations, without prejudice to the statutory duties of the Board of Directors.

The Director “C” shall be entitled to serve on any committee of the Board of Directors and shall have a veto on actions proposed by any such committee that would be covered under Article 15 paragraph 9 of these Articles of Association.

15.11.	The Board of Directors is authorized to appoint officials who may represent the Company and to grant to such persons any title and powers as it seems

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appropriate, except the powers as described in this Article 15 paragraph 9.

Article 15A. Board of Directors upon and as of the Effective Date

15A.1	This Article 15A will be in force upon and as of the Effective Date.

15A.2	The Company shall be managed by a Board of Directors, consisting of one (1) Director “A”, three (3) Directors “B” and three (3) Directors “C”.

The field of activity (werkkring) of the Director “A” regards in particular the day-to-day management of the Company and its enterprise.

The field of activity (werkkring) of the Directors “B” and the Directors “C” regards in particular the general course of the affairs of the Company and its enterprise.

Only natural persons may be a Director.

In case of a vacancy of one or more Directors, the Directors in office constitute a competent Board of Directors.

15A.3	Directors shall be appointed by the General Meeting.

Each Director “B” shall be appointed by the General Meeting on a binding nomination by Schoeller Logistic Technologies Holding GmbH and Schoeller Logistic Systems GmbH, acting jointly, of at least two (2) persons for each vacancy. If, at any time, Schoeller Logistic Technologies Holding GmbH and Schoeller Logistic Systems GmbH notify the Company by means of a written declaration, that they and their subsidiaries, jointly, no longer own, legally or beneficially, more than seventy-five percent (75%) of the ordinary shares legally or beneficially owned by them at the moment immediately prior to the Effective Date, then Schoeller Logistic Technologies Holding GmbH and Schoeller Logistic Systems GmbH shall no longer have the right to make a binding nomination as mentioned in the previous sentence, and such Directors “B” appointed by the General Meeting on a binding nomination by Schoeller Logistic Technologies Holding GmbH and Schoeller Logistic Systems GmbH may be replaced at a General Meeting and such new Directors “B” may be appointed by the General Meeting by a resolution taken with a majority of votes cast at such General Meeting as provided under applicable Dutch law.

Each Director “C” shall be appointed by the General Meeting on a binding nomination by the Ad Hoc Committee of at least two (2) persons for each vacancy.

The Director “A” shall be appointed by the General Meeting on a binding nomination by Schoeller Logistic Technologies Holding GmbH, Schoeller Logistic Systems GmbH and the Ad Hoc Committee, all acting jointly, of at least two (2) persons for a vacancy out of the Company’s management.

A binding nomination is drawn up within four (4) weeks from the day on

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which the Board of Directors has invited to do so.

If the entity or entities that is or are entitled to draw up a binding nomination does or do not, or does or do not in time, present a binding nomination, the appointment of a Director is at the sole discretion of the General Meeting.

The General Meeting may deprive the binding character of the nomination by resolution taken with a majority of at least two-thirds of the votes cast representing more than half of the issued capital.

In that case, the resolution to appoint a Director shall be taken by the General Meeting with a majority of at least two-thirds of the votes cast representing more than half of the issued capital.

15A.4.	The General Meeting may suspend and dismiss the Directors. A resolution to suspend or dismiss a Director “A”, a Director “B” or a Director “C”, otherwise than on a proposal of the entity or entities that is or are entitled to draw up a binding nomination of such Director can only be taken by the General Meeting with a majority of at least two-thirds of the votes cast representing more than half of the issued capital.
15A.5.	A suspension shall not last for more than three (3) months, even after having been extended.

If no decision has been reached after that time on the lifting of the suspension or the removal from office, the suspension shall cease to exist.

15A.6.	The General Meeting shall determine the remuneration and other conditions of employment of the Directors “B” and the Directors “C”.

The Directors “B” and the Directors “C” shall determine the remuneration and other conditions of employment of the Director “A”.

15A.7.	A Director may give a power-of-attorney to one of the other Directors by means of a signed document, sent by post or by fax, to represent him at the Board of Directors’ meetings and to vote in his place. However, a Director is not allowed to cast more than two proxy votes.

15A.8.	The Board of Directors will appoint a chairman (the “Chairman”) from among its members, provided that the Chairman upon the Effective Date will be Mr. Christoph Schoeller, who will be a Director of the Company at that time. Following the expiry of six (6) calendar months after the Effective Date, the Board of Directors may elect a new Chairman. All Directors shall then be entitled to stand for the position of Chairman, save that a Director shall not be entitled to vote for his or her own election to that position.

15A.9.	The Board of Directors shall meet either telephonically or in person at least monthly for an initial period of six (6) months and at least quarterly thereafter unless the Board of Directors decides otherwise.

The Chairman shall convene meetings of the Board of Directors and determine

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the agenda thereof, either on his own accord or upon request of two Directors.

A written notice of a meeting of the Board of Directors has to be sent to the Directors at least two (2) business days in advance.

Each Director may cast one (1) vote.

Blank votes shall be considered null and void.

The Board of Directors shall pass resolutions by an absolute majority of the votes cast, unless these Articles of Association provide otherwise.

15A.10.	During the period prior to the Exercise Period and until the expiration of the Exercise Period (or earlier exercise of all Exchange Warrants as described in Section 7.6 of the Restructuring Agreement) resolutions of the Board of Directors concerning the following matters shall require the affirmative votes of at least five (5) Directors:

a.	the acquisition or disposition of any material assets of the Company or consolidation of the Company;

b.	to propose to the General Meeting the amendment of the Articles of Association;

c.	to propose to the General Meeting the dissolution, reorganization, recapitalization, transformation, merger, division including a divestiture or the selling of the main activities including a spin-off of the Company;

d.	any material borrowing, to the extent not provided for in the Management Business Plan;

e.	(i) declaring or paying dividends (including interim dividends) or other distributions, unless the General Meeting so requires, (ii) formulating a change to the general policy with respect to declaration or payment of dividends, in each case unless the General Meeting so requires;

f.	any transaction with any related third party or any Affiliate;

g.	convening General Meetings and determining the items on the agenda thereof, either on its own accord or, amongst others, upon request of one or more shareholders; and

h.	issuance of additional securities by the Company other than options issued pursuant to the Management Share Incentive Plan as provided therein.

The absence of a resolution of the Board of Directors shall not affect the powers of the Board of Directors or of the Directors to represent the Company.

15A.11.	The Board of Directors may decide to institute committees to which powers can be delegated by the Board of Directors by virtue of the regulations, without prejudice to the statutory duties of the Board of Directors and these

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Articles of Association.

15A.12.	The Board of Directors is authorized to appoint officials who may represent the Company and to grant to such persons any title and powers as it seems appropriate, except the powers as described in this Article 15A paragraph 10.

Article 16. Representation

16.1.	The Company shall be represented by the Board of Directors except to the extent otherwise provided by law.

In addition, the authority to represent the Company is vested (i) in each Director “A”, acting jointly with a holder of a general power of attorney (procuratiehouder), (ii) in each Director “A”, acting jointly with a Director “B”, (iii) in each Director “A”, acting jointly with a Director “C”, and (iv) in each Director “B”, acting jointly with a Director “C”, in each case with due observance of the other relevant provisions in these Articles of Association.

16.2.	In all events of the Company having a conflict of interest with one or more Directors, the Company shall continue to be represented in the manner described in this Article 16 paragraph 1, provided that such Director having a conflict of interest must abstain from acting on such matter.

16.3.	If a Director is absent or prevented from acting, the remaining Directors or the remaining Director shall be charged with the management of the Company with due observance of the other relevant provisions in these Articles of Association.

If the sole Director or all the Directors are absent or prevented from acting, the person to be designated for that purpose by the General Meeting shall be charged with the management of the Company until the situation of absence or other prevention has ceased to exist in respect of at least one Director.

Article 17. Indemnification. Limited liability

17.1.	The Company shall indemnify any person who is or was (i) a Director, (ii) appointed to the executive board or board of managers, designated by title as “officers” of the Company and/or appointed as a proxyholder (procuratiehouder), (iii) an employee or agent of the Company or a Group Company, or (iv) otherwise serving at the request of the Company as a member of the board of directors or managers, proxyholder (procuratiehouder), officer, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity, and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is

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or was a Director or proxyholder (procuratiehouder), officer, employee or agent of the Company or a Group Company, or is or was serving at the request of the Company as a member of the board of directors or proxyholder (procuratiehouder), officer, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity, including with respect to employee benefit plans maintained or sponsored by the Company or for the benefit of its or any of its group companies’ employees or consultants, (each an “Indemnitee”), against any and all liabilities including all expenses (including attorneys’ fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful or outside of his mandate.

The termination of any action, suit or proceeding by a judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

17.2.	No indemnification pursuant to paragraph 1 of this Article shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the Company, unless and only to the extent that the court in which such action or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.

17.3.	Expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of an Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Article.

Such expenses incurred by Indemnitees may be so advanced upon such terms and conditions as the Board of Directors decides.

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17.4.	The indemnification provided for by this Article shall not be deemed exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled under the laws of the Netherlands as from time to time amended or under any by-laws, agreement, resolution of the General Meeting or of the disinterested Members of the Board of Directors or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a Director or proxyholder (procuratiehouder), officer, employee, trustee or agent and shall also inure to the benefit of the heirs, executors, administrators and the estate of such a person.

The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any Indemnitee to the fullest extent of the provisions of this Article 17 with respect to the indemnification and advancement of expenses of Indemnitees.

17.5.	The Company may purchase and maintain insurance on behalf of any Indemnitee, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article.

17.6.	Whenever in this Article reference is made to the Company, this shall include, in addition to the resulting or surviving company also any constituent company (including any constituent company of a constituent company) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to indemnify its members of the board of management or members of the supervisory board, or proxyholders (procuratiehouder), officers, employees and agents, so that any person who is or was a member of the supervisory board, member of the board of management, or proxyholder (procuratiehouder), officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a member of the supervisory director, member of the managing board, or proxyholder (procuratiehouder), officer, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued.

17.7.	No person shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a member of the Board of Directors; provided, however, that the foregoing shall not eliminate or limit the liability of a member of the Board of Directors (1) for any breach of such individual’s duty of loyalty to the Company or its shareholders, (2) for acts or

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omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for any transaction from which the member of the Board of Directors derived an improper personal benefit or (4) for personal liability which is imposed by Dutch law, as from time to time amended.

17.8.	No amendment, repeal or modification of this Article 17 shall adversely affect any right or protection of any person entitled to indemnification or advancement of expenses under this Article 17 prior to such amendment, repeal or modification.

Article 18. Financial year, annual accounts, annual report and publication

18.1.	The financial year shall be equal to the calendar year.

18.2.	Each year, within five months after the close of the financial year, subject to extension of this period by the General Meeting on the grounds of circumstances of an exceptional nature by at most six months, the Board of Directors shall draw up the Annual Accounts.

Within this period the Board of Directors shall also submit the annual report.

The Annual Accounts shall be signed by all the Members of the Board of Directors.

If the signature of one or more of them is missing, mention thereof shall be made and the reason therefor stated.

18.3.	The Board of Directors shall submit the Annual Accounts to the General Meeting.

18.4.	From the day the Annual Meeting has been convened until the close of that meeting, the documents referred to in paragraph 2 of this Article shall, together with the information to be added pursuant to article 392 of Book 2 of the Dutch Civil Code, be deposited at the Company’s offices and in Amsterdam at the place to be mentioned in the convocation for inspection by all shareholders and other parties with meeting rights and each of them may obtain copies thereof at no cost.

18.5.	The General Meeting shall adopt the Annual Accounts.

18.6.	The Annual Accounts may not be adopted by the General Meeting if it was unable to ascertain to its satisfaction the statement of the auditor referred to in Article 19, paragraph 1, which must be attached to the Annual Accounts, unless the other information included mentions of a legal ground why the statement is lacking.

18.7.	The Company shall procure the publication of the documents and information referred to in this Article, if and insofar as and in the manner as prescribed in articles 394 et sequens of Book 2 of the Dutch Civil Code.

Article 19. Auditor

19.1.	The General Meeting shall give, without prejudice to any relevant statutory

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provisions, an auditor (“registeraccountant”) or another expert as referred to in article 393 of Book 2 of the Dutch Civil Code or an organization in which such experts are working together, the instruction to examine and audit the Annual Accounts.

That expert shall report on his audit to the Board of Directors and shall lay down the result of his audit in a report, stating whether the Annual Accounts give a true and fair view of the financial position of the Company.

19.2.	If the General Meeting fails to appoint an auditor then the Board of Directors shall be competent to do so.

19.3.	The General Meeting or the Board of Directors if it gave the instruction, shall at all times be authorized to cancel the instruction mentioned in this Article.

Article 20. Profits

20.1.	The Company may make distributions to the shareholders and to other persons entitled to the profits only up to a sum not exceeding the amount of the Distributable Reserves.

20.2.	The profits – being the positive balance of the profit and loss account – shall be added to the reserve(s) and/or distributed in accordance with this Article 20 after adoption of the Annual Accounts showing such is allowed.

20.3.	From the profits the Board of Directors shall first allocate an amount of fifty thousand euro (EUR 50,000.-) or such higher amount as, after the Effective Date, the General Meeting may determine is necessary to comply with applicable securities law and Dutch law (which shareholders’ resolution will be filed by the Board of Directors at the Trade Register where the Company is registered), with respect to the payment of the issue price on the shares to be issued upon exercise of the Exchange Warrants, to a reserve, which reserve will be used solely for the payment or, as the case may be, partial payment of the issue price on the shares to be issued upon exercise of the Exchange Warrants to the holders of the Exchange Warrants (the “Exchange Warrant Reserve”), until the time that in total an amount up to fifty thousand euro (EUR 50,000.-) or such higher amount as, after the Effective Date, the General Meeting may determine is necessary to comply with applicable securities law and Dutch law, is added to the Exchange Warrant Reserve.

The Board of Directors may only resolve to use the Exchange Warrant Reserve to pay the issue price on the shares to be issued to the holders of Exchange Warrants upon exercise of the Exchange Warrants, provided that the provisions laid down in paragraph 1 of this Article have been satisfied, such to be shown by an interim balance sheet as referred to in article 105 paragraph 4 of Book 2 of the Dutch Civil Code.

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Notwithstanding the provisions in this Article 20 paragraph 3, if it is determined that the use of the Exchange Warrant Reserve by the Company for the payment or, as the case may be, partial payment of the issue price on the shares to be issued to the holders of Exchange Warrants upon exercise of the Exchange Warrants, will likely result in any adverse tax consequences for the Company in excess of fifty thousand euro (EUR 50,000.-) or in excess of the higher amount of the Exchange Warrant Reserve as determined by the General Meeting after the Effective Date, then the Exchange Warrant Reserve will not be used by the Company for this purpose.

In the event that the Exchange Warrant Reserve will not be fully used for the payment of the issue price on the shares to be issued upon the exercise of the Exchange Warrants to the holders of the Exchange Warrants, the first sentence of paragraph 3 of this Article is no longer applicable and the remaining amount of the Exchange Warrant Reserve will be added to the General Reserve. For the avoidance of doubt, this means that the Company will not make any cash payments to holders of Exchange Warrants out of the Exchange Warrant Reserve, and the relevant holders of Exchange Warrants are not entitled to any such payments in cash by the Company.

20.4.	From the profits remaining after the allocation to the Exchange Warrant Reserve has been made, the Board of Directors shall each year determine which amount shall be added to the General Reserve.

20.5.	From the profits remaining after reservation according to the above, a dividend shall be distributed on the preference shares equal to the average rate of Euribor plus two (2) calculated over the amounts paid on such shares, the average being taken over the number of days this rate applied over the financial year concerned.

20.6.	The balance then remaining shall be distributed as a dividend on ordinary shares in proportion to the nominal value of the ordinary shares.

20.7.	In calculating the profit appropriation, the shares held by the Company in its own capital shall not count, unless a usufruct has been created on these shares.

20.8.	Insofar as profit is available in the Company, the Board of Directors may resolve on payment of an interim dividend on the ordinary shares on account of the expected dividend, provided always that the provisions laid down in paragraph 1 and 3 of this Article have been satisfied, such to be shown by an interim balance sheet as referred to in article 105 paragraph 4 of Book 2 of the Dutch Civil Code.

20.9.	The General Meeting may, following a proposal of the Board of Directors, resolve to make distributions to the holders of ordinary shares in proportion

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to the nominal value of the ordinary shares, from one or more reserves which need not be maintained pursuant to the law or pursuant to paragraph 3 of this Article.

The provisions of the paragraphs 1, 2, 8 and 10 apply accordingly.

20.10.	The resolutions to distribute (interim) dividends on the ordinary shares may entail that (interim) dividends will be wholly or partly distributed not in cash, but in the form of shares in the Company or in a Subsidiary.

20.11.	The (interim) dividend shall be made payable on a day to be determined by the Board of Directors.

20.12.	(Interim) dividends which have not been collected within five years after they became payable shall be forfeited to the Company.

Article 21. Annual meeting

21.1.	The Annual Meeting shall be held within six (6) months after the close of the financial year, for the purpose of:

a.	the discussion of the Annual Accounts and of the other information referred to in article 392 of Book 2 of the Dutch Civil Code, except in case extension has been granted for the preparation of the Annual Accounts pursuant to article 101 of Book 2 of the Dutch Civil Code;

b.	adoption of the Annual Accounts, unless an extension as referred to in paragraph a. of this article has been granted;

c.	delivery of the written report made by the Board of Directors on the state of the Company’s affairs and the management conducted during the past financial year, unless an extension as referred to in a. above has been granted;

d.	granting discharge to the Members of the Board of Directors;

e.	effecting all such things as furthermore prescribed by the law;

f.	dealing with all such further items of business as stated in the convocation of the meeting.

Article 22. Other General Meetings

22.1.	Other General Meetings shall be held whenever the shareholders and other parties with meeting rights shall be called and convened for that purpose by the Board of Directors, with due observance of the other relevant provision in these Articles of Association.

Article 23. Convocation

23.1.	General Meetings shall be convened and the agenda of the meeting shall be determined by the Board of Directors as provided in these Articles of Association.

23.2.	All convocations for the General Meeting and all announcements, notifications and communications to shareholders and other parties with meeting

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rights shall be effected by means of a publication in a national daily newspaper, without prejudice to the relevant provisions of the relevant stock exchange rules and directions.

23.3.	The convocation shall be no later than on the fifteenth day before the day of the meeting.

23.4.	In the convocation the agenda shall be given or it shall be communicated that shareholders and other parties with meeting rights may inspect the agenda at the offices of the Company, without prejudice to the relevant provisions of the law.

23.5.	Insofar as all documents which must be available for inspection by shareholders and other parties with meeting rights have not been included in the convocation, these documents shall be made available at the offices of the Company and, if the Company is listed on a stock exchange, with such paying agent as referred to in the rules relating to securities of such stock exchange, to be designated in the convocation for shareholders and other parties with meeting rights at no cost.

Article 24. Place, chairmanship, minutes

24.1.	General Meetings shall be held in Amsterdam, Schiphol (Haarlemmermeer), The Hague, Maastricht, Nijmegen or in Venlo, the Netherlands, at a location to be stated in the convocation.

24.2.	General Meetings shall be presided over by the Chairman of the Board of Directors;

if the Chairman is absent, the member of the Board of Directors designated by the Board of Directors shall preside and if such member is absent, the Meeting itself shall choose its chairman.

24.3.	Minutes shall be kept of the business transacted at the meeting by a person appointed thereto by the chairman.

The minutes shall be acknowledged, in evidence whereof the chairman and the person who took the minutes shall sign them.

Minutes need not be taken of the business transacted if a notarial record is made.

Article 25. Access

25.1.	All Directors, shareholders and other parties with meeting rights or their authorized agents—the latter with due observance of the provisions of Article 26—shall be entitled to attend the General Meeting, to address the meeting and, insofar as they have voting rights, to cast their vote thereat.

In order to exercise the rights mentioned in this Article 25 paragraph 1 holders of ordinary registered shares, usufructuaries and pledgees of registered shares with the rights granted by law under article 88 casu quo article 89 of

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Book 2 of the Dutch Civil Code to holders of depositary receipts issued with the cooperation of a company must express their desire to do so to the Company in writing, such no later than at the time and place mentioned in the convocation and also—insofar as it concerns type II registered shares—stating the identifying number of the share certificate.

In order to exercise the rights mentioned in this Article 25 paragraph 1, the holders of bearer share certificates, usufructuaries and pledgees of bearer shares with the rights granted by law under article 88 casu quo article 89 of Book 2 of the Dutch Civil Code to holders of depositary receipts issued with the cooperation of the Company, shall deposit the bearer share certificates at the place and no later than at the time mentioned in the convocation.

25.2.	The time referred to in the previous paragraph cannot be set earlier than on the seventh day before the day of the meeting.

25.3.	If the voting right on a share accrues to the usufructuary or the pledgee instead of to the shareholder, the shareholder shall also be authorised to attend the General Meeting and address it, provided that the Company has been notified of the intention to attend the meeting in accordance with paragraph 1.

The chairman of the meeting shall decide on access to the meeting by others than those who are entitled thereto by law.

Article 26. Power of attorney

26.1.	Shareholders and other parties with meeting rights may have themselves represented by written power of attorney.

The Company shall be notified hereof in accordance with the provisions of Article 25, paragraph 1.

Article 27. Votes and quorum

27.1.	Each person entitled to vote or his representative must sign the attendance list.

27.2.	Each ordinary share and each preference share confers the right to cast one (1) vote.

27.3.	Insofar as the law or these Articles of Association do not prescribe a greater majority, resolutions are passed by an absolute majority of the votes cast.

27.4.	All votes shall be oral votes.

However, the chairman may resolve to have votes cast by ballot.

In the event of an election of persons, a person with voting rights present at the meeting may also require that the votes be cast by ballot.

Voting by ballot shall be effected with closed, unsigned ballot papers.

27.5.	If the votes are tied the drawing of lots shall decide if it concerns an election of persons and the motion shall be defeated if it concerns an item of business.

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27.6.	Blank votes and invalid votes shall count as not having been cast.

27.7.	The Board of Directors shall keep records of the resolutions passed. The notes shall be deposited at the offices of the Company for inspection by shareholders and other persons with meeting rights who shall if so requested be furnished with a transcript or extract of these notes at no more than the cost price.

Article 27A. Meetings of the holders of separate classes of shares

27A.1	Meetings of the holders of a separate class of shares shall be convened by the Board of Directors.

27A.2	Holders of a separate class of shares may also adopt resolutions without convening a meeting of holders of the separate class of shares, provided that (i) the Company has not issued shares of the relevant class in bearer form, (ii) there are no depositary receipts for the relevant class of shares issued with the cooperation of the Company, (iii) there are no holders, usufructuaries or pledgees of registered shares of the relevant class of shares, having the rights granted by law under article 88 casu quo article 89 of Book 2 of the Dutch Civil Code to holders of depositary receipts issued with the cooperation of the Company and (iv) all the holders of the relevant class of shares have declared in writing (including by telegram, telex or facsimile transmission) to be in favour of the resolution.

27A.3	Articles 22 through 27 shall otherwise be applicable “mutatis mutandis”.

Article 28. Amendment of Articles of Association, liquidation, merger, division

28.1.	A resolution of the General Meeting to amend the Articles of Association, to dissolve, to transform, to merge or to divide the Company may only be taken at the proposal of the Board of Directors as provided for in these Articles of Association.

28.2.	The full proposal shall be deposited for inspection by the shareholders and other parties with meeting rights at the offices of the Company and in Amsterdam at a location to be mentioned in the convocation as of the day of convocation to the General Meeting until the conclusion thereof;

the transcripts of this proposal shall be made available for the shareholders and other parties with meeting rights at no cost.

28.3.	A resolution to amend the Articles of Association or to dissolve the Company may only be taken in a General Meeting with a majority of no less than three-fourths of the votes cast.

28.4.	Upon the dissolution of the Company the liquidation shall be effected by the Board of Directors.

28.5.	During the liquidation the provisions of these Articles of Association shall

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remain in full force as much as possible.

28.6.	The balance of the liquidation shall be distributed as follows:

a.	to the holders of preference shares, only the amount paid on such shares shall be distributed;

b.	the remaining balance shall be distributed to the holders of ordinary shares in proportion to everyone’s nominal possession of said shares.

28.7.	The books and records of the Company shall be kept for seven (7) years after the completion of the liquidation by the party designated for that purpose by the General Meeting.

Article 29. Provisional clause in force as of the fourth day of December two thousand two

29.1.	The Board of Directors shall be authorized to resolve on issues of shares, to grant the right to subscribe for shares as well as the limitation or exclusion of the pre-emptive right.

The authority of the Board of Directors to adopt such a resolution pertains to all non-issued shares in the authorized capital of the Company as it may be at any time and also all classes of shares of which the authorized capital of the Company may consist at any time.

29.2.	The authority referred to herein shall end on the third day of December two thousand seven, subject to the possibility of extension as stipulated in Article 10 and Article 11 of these Articles of Association.

Article 30. Provisional clause as upon the Consolidation Date

30.1.	Upon the Consolidation Date the outstanding shares in the capital of the Company will be consolidated in accordance with a resolution taken by the Board of Directors, whereby the Board of Directors shall take as basic principle that:

-	if and insofar the number of ordinary shares held by a single shareholder includes a collectivity of ten (10) ordinary shares (or a multiple thereof) each share having a nominal value of one eurocent (EUR 0.01), such collectivity will be converted into one (1) ordinary share (or a multiple thereof), each share having a nominal value of ten eurocent (EUR 0.10);

-	each number of ordinary shares less than ten (10) each share having a nominal value of one eurocent (EUR 0.01) held by a single shareholder and not collectively constituting a number of ten (10) shares will be converted into a corresponding number of ordinary fractional shares, each ordinary fractional share having a nominal value of one eurocent (EUR 0.01).

Article 31. Fractional shares upon and as of the Consolidation Date

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31.1.	This Article 31 will be in force upon and as of the Consolidation Date.

31.2.	Each fractional share has a nominal value of one eurocent (EUR 0.01) and shall be either in bearer or registered form.

31.3.	Without prejudice to the provisions of paragraph 4 of this Article the provisions of Title 4 of Book 2 of the Dutch Civil Code regarding shares and holders of ordinary shares shall apply accordingly to ordinary fractional shares and holders of ordinary fractional shares, unless the contrary is indicated in these provisions.

31.4.	The provisions in these Articles of Association regarding ordinary shares and holders of ordinary shares shall apply accordingly to ordinary fractional shares and holders of ordinary fractional shares, unless the contrary is indicated in the provisions of these Articles of Association or in this Article 31.

31.5.	A holder of one or more ordinary fractional shares may exercise the right to attend General Meetings and the right to vote, attached to one (1) ordinary share, provided that he holds on his own or together with one or more other holders of ordinary fractional shares a collectivity of ten (10) ordinary fractional shares. If a holder of one or more ordinary fractional shares holds together with one or more holders of ordinary fractional shares a collectivity of ten (10) ordinary fractional shares the aforementioned rights may only be exercised by either one (1) of the holders of ordinary fractional shares entitled to the collectivity of ten (10) ordinary fractional shares or someone else, provided that this person has been granted by all holders of ordinary fractional shares entitled to the collectivity a written power of attorney thereto.

31.6.	Each holder of one (1) ordinary fractional share is entitled to one/tenth (1/10th) of the (interim) dividend and other distributions to which a holder of one (1) ordinary share is entitled to.

31.7.	The Company, by means of a resolution of the Board of Directors, may decide that if the number of ordinary fractional shares held by a single holder or ordinary fractional shares includes a collectivity of ten (10) ordinary fractional shares, such collectivity will be converted into one (1) ordinary share (or a multiple thereof).